UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2022

WRAP TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-55838	98-0551945
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1817 W 4th Street, Tempe, Arizona 85281
(Address of principal executive offices)

(800) 583-2652
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WRAP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 25, 2022, Wrap Technologies, Inc. (the “Company”) announced the appointment of Chris DeAlmeida as Chief Financial Officer of the Company, effective July 25, 2022. Mr. DeAlmeida replaces James Barnes, the Company’s former Chief Financial Officer, who retired from his position as Chief Financial Officer, Treasurer and Secretary of the Company concurrent with Mr. DeAlmeida’s appointment.  A copy of the press release is attached hereto as Exhibit 99.1.

Mr. DeAlmeida is an accomplished senior financial executive, with experience in financial management and analysis, financial reporting, and mergers and acquisitions activity. Prior to his appointment, Mr. DeAlmeida was Chief Financial Officer of Encore Dredging Partners since January 2020, and acted as a consulting partner at BCH Group since 2018. Additional roles include Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer at Orion Group Holdings, Inc. from 2012 to 2018, Vice President Accounting and Finance at Orion Group Holdings, Inc. from 2007 to 2012 and Investor Relations at Continental Airlines, Inc. from 2005 to 2007. Mr. DeAlmeida holds a Bachelor of Science in Finance from the University of Houston at Clear Lake.

In his capacity as Chief Financial Officer, Mr. DeAlmeida will be paid an annual base salary of $275,000 per year, and will be granted (i) 125,000 shares of restricted stock units which will vest over a three-year period, subject to continued service, and (ii) an option to purchase 175,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the day prior to the grant (the “Option”), which Option shall vest one-third after the first anniversary of the grant date, and one-third on each of the second and third anniversaries of the grant date, subject to continued service. In addition, Mr. DeAlmeida will be eligible to receive an annual bonus of up to 50% of his base salary based on performance targets set at the discretion of the Board of Directors of the Company. A copy of his agreement setting forth the terms and conditions of Mr. DeAlmeida’s appointment is attached hereto as Exhibit 10.1 (“DeAlmeida Agreement”).

Except as disclosed herein, there is no arrangement or understanding between Mr. DeAlmedia and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer. There are no family relationships between Mr. DeAlmedia and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer and the Company has not entered into any transactions with Mr. DeAlmedia that are reportable pursuant to Item 404(a) of Regulation S-X.

In connection with Mr. Barnes’ retirement, the Company and Mr. Barnes entered into a Transition Agreement and Release of Claims (the “Transition Agreement”), whereby Mr. Barnes will continue as a consultant to the Company for a period of twelve months (the “Consulting Term”), during which Mr. Barnes will provide certain transition and related services to the Company.    During the Consulting Term, Mr. Barnes will receive (i) an aggregate consulting fee of $225,000 paid ratably in monthly installments over an eighteen month period, and (ii) all restricted stock units and options to purchase shares of the Company’s stock (“Equity Awards”) held by Mr. Barnes will continue to vest during the eighteen month period, at which time all unvested and unexercised Equity Awards will be forfeited for no consideration (subsections (i) and (ii) above are collectively, the “Consulting Fee”).  In further consideration for the Consulting Fee, Mr. Barnes has agreed to, among other things, customary non-compete, non-disclosure, non-solicitation, release of claims, and similar terms and conditions that will continue for a period of twelve months following the termination of the eighteen month period during which Mr. Barnes will be paid his Consulting Fee. The payment of the Consulting Fee is contingent on Mr. Barnes’ continued service as a consultant during the Consulting Term and compliance with the other terms of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.2.

The foregoing descriptions of the DeAlmeida Agreement and Transition Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

See Item 5.02.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement by and between Wrap Technologies, Inc. and Chris DeAlmeida, executed July 20, 2022
10.2	Transition Agreement and Release of Claims, dated July 24, 2022, by and between Wrap Technologies, Inc. and James Barnes.
99.1	Press Release dated July 25, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAP TECHNOLOGIES, INC.

Date: July 25, 2022	By:	/s/ TJ Kennedy
TJ Kennedy
Chief Executive Officer